Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
AS OF SEPTEMBER 30, 2008
FOR THE YEAR ENDED DECEMBER 31, 2007
AND FOR THE NINE MONTH INTERIM PERIOD ENDED SEPTEMBER 30, 2008

On October 1, 2008, we acquired all of the outstanding capital stock of Logos a.s., a privately-held, Czech-based leading IT services and consulting company, for approximately $29 million in cash, plus up to approximately $30 million over the next three years, subject to the satisfaction of certain performance conditions for 2008, 2009 and 2010. The Logos acquisition was effected pursuant to a share purchase agreement dated as of July 30, 2008 between Pavel Šťovíček, Michal Hanus, Pavel Endrle and David Dvořák and us.

The following unaudited condensed combined pro forma balance sheet at September 30, 2008 gives effect to these transactions as if they had been completed as of September 30, 2008. The following unaudited condensed combined pro forma statements of income for the year ended December 31, 2007 and the nine month period ended September 30, 2008 give effect to the Logos acquisition, as if it had occurred on January 1, 2007. The acquisition was accounted for under the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair values at the date of the acquisition. The purchase price has been allocated to the assets acquired and the liabilities assumed based upon estimates of their respective fair values, which are subject to adjustment. The pro forma information has been prepared by our management.

The pro forma information reflects our best estimates; however, the results of operations may differ significantly from the pro forma amounts reflected in this report due to various factors, including, without limitation, access to additional information and changes in value. The pro forma information does not reflect any operating efficiencies or cost savings that may be achievable with respect to the combined businesses. The pro forma information is not necessarily indicative of the future operating results of the combined businesses or results of operations of the combined businesses had the Logos a.s. acquisition actually been completed on January 1, 2007.

The pro forma information should be read in conjunction with the financial statements and notes thereto of Logos, appearing as exhibit 99.1 in this Current Report on form 8-K/A, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the Securities and Exchange Commission (“SEC”) on November 6, 2008 and our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 17, 2008.

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
AS OF SEPTEMBER 30, 2008

U.S. dollars in thousands

	Ness (A)	Logos (B)	Pro Forma Adjustments		Pro Forma Combined
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$80,411	$616	$(29,454)	(G)	$51,573
Restricted cash	857	—	—		857
Short-term bank deposits	397	—	—		397
Trade receivables, net of allowance for doubtful accounts	182,873	9,416	—		192,289
Unbilled receivables	49,610	5,034	—		54,644
Other accounts receivable and prepaid expenses	29,220	966	—		30,186
Work in progress	1,736	—	—		1,736
Total current assets	345,104	16,032	(29,454)		331,682

LONG-TERM ASSETS:
Long-term prepaid expenses and other assets	8,998	—	—		8,998
Unbilled receivables	10,114	—	—		10,114
Deferred income taxes, net	10,089	—	—		10,089
Severance pay fund	55,281	—	—		55,281
Property and equipment, net	38,144	759	—		38,903
Intangible assets, net	13,023	142	13,831	(H)	26,996
Goodwill	276,504	—	13,689	(H)	290,193
Total long-term assets	412,153	901	27,520		440,574

Total assets	$757,257	$16,933	$(1,934)		$772,256

CURRENT LIABILITIES:
Short-term bank credit	$17,851	$1,740	$—		$19,591
Current maturities of long-term debt	4,284	—	—		4,284
Trade payables	49,780	2,432	—		52,212
Advances from customers and deferred revenues	28,622	293	—		28,915
Other accounts payable and accrued expenses	109,227	6,669	1,951	(I, J, K)	117,846
Total current liabilities	209,764	11,133	1,951		222,848

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	66,893	—	—		66,893
Other long-term liabilities	5,550	237	—		5,787
Deferred income taxes	1,670	—	1,678	(J)	3,348
Accrued severance pay	61,292	—	—		61,292
Total long-term liabilities	135,405	237	1,678		137,320

Total stockholders’ equity	412,088	5,563	(5,563)	(L)	412,088

Total liabilities and stockholders’ equity	$757,257	$16,933	$(1,934)		$772,256

See accompanying notes to unaudited condensed combined pro forma financial information.

UNAUDITED CONDENSED COMBINED PRO FORMA STATMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2007

U.S. dollars in thousands (except per share data)

	Ness (C)	Logos (D)	Pro Forma Adjustments		Pro Forma Combined
	(Unaudited)

Revenues	$560,266	$38,539	$—		$598,805
Cost of revenues	399,356	30,083	794	(M)	430,233
Gross profit	160,910	8,456	(794)		168,572

Selling and marketing	41,735	2,675	4,648	(M)	49,058
General and administrative	88,403	1,355	—		89,758
Arbitration settlement and related charges	15,210	—	—		15,210
Total operating expenses	145,348	4,030	4,648		154,026

Operating income	15,562	4,426	(5,442)		14,546
Financial expenses, net	(30)	(139)	(1,749)	(N)	(1,918)
Other expense, net	(817)	—	—		(817)
Income before taxes on income	14,715	4,287	(7,191)		11,811
Taxes on income	4,628	1,190	(1,470)	(O)	4,348
Net income	$10,087	$3,097	$(5,721)		$7,463

Basic net earnings per share	$0.26				$0.19
Diluted net earnings per share	$0.26				$0.19

Weighted average number of shares (in thousands) used in computing basic net earnings per share	39,076				39,076
Weighted average number of shares (in thousands) used in computing diluted net earnings per share	39,510				39,510

See accompanying notes to unaudited condensed combined pro forma financial information.

UNAUDITED CONDENSED COMBINED PRO FORMA STATMENT OF INCOME
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2008

U.S. dollars in thousands (except per share data)

	Ness (E)	Logos (F)	Pro Forma Adjustments		Pro Forma Combined
	(Unaudited)

Revenues	$494,429	$40,491	$—		$534,920
Cost of revenues	353,330	34,454	204	(M)	387,988
Gross profit	141,099	6,037	(204)		146,932

Selling and marketing	41,233	3,045	2,902	(M)	47,180
General and administrative	73,908	1,823	—		75,731
Gain from sale of Israeli SAP sales and distribution division, net	(18,366)	—	—		(18,366)
Total operating expenses	96,775	4,868	2,902		104,545

Operating income	44,324	1,169	(3,106)		42,387
Financial expenses, net	(3,635)	(146)	(1,000)	(N)	(4,781)
Other expense, net	(392)	—	—		(392)
Income before taxes on income	40,297	1,023	(4,106)		37,214
Taxes on income	9,166	302	(816)	(O)	8,652
Net income	$31,131	$721	$(3,290)		$28,562

Basic net earnings per share	$0.79				$0.73
Diluted net earnings per share	$0.78				$0.72

Weighted average number of shares (in thousands) used in computing basic net earnings per share	39,284				39,284
Weighted average number of shares (in thousands) used in computing diluted net earnings per share	39,929				39,929

See accompanying notes to unaudited condensed combined pro forma financial information.

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION
(U.S. Dollars in Thousands)

On October 1, 2008, we acquired all of the outstanding capital stock of Logos a.s., a privately-held, Czech-based leading IT services and consulting company, for approximately $29 million in cash, plus up to approximately $30 million over the next three years, subject to the satisfaction of certain performance conditions for 2008, 2009 and 2010. The Logos acquisition was effected pursuant to a share purchase agreement dated as of July 30, 2008 between Pavel Šťovíček, Michal Hanus, Pavel Endrle and David Dvořák and us.

(A)	Reflects our unaudited condensed consolidated balance sheet as of September 30, 2008.

(B)	Reflects the unaudited condensed balance sheet of Logos as of September 30, 2008.

(C)	Reflects our consolidated condensed statement of income for the fiscal year ended December 31, 2007.

(D)	Reflects the condensed unaudited statement of income of Logos for the fiscal year ended March 31, 2008. Adjustments from Czech GAAP to U.S. GAAP were applied as follows:

	Czech GAAP	Adjustments		U.S. GAAP
	(Unaudited)

Revenues	$38,358	$181	(D2)	$38,539
Cost of revenues	4,731	25,352	(D1, D3)	30,083
Gross profit	33,627	(25,171)		8,456

Selling and marketing	947	1,728	(D1)	2,675
General and administrative	28,011	(26,656)	(D1, D4)	1,355
Total operating expenses	28,958	(24,928)		4,030

Operating income	4,669	(243)		4,426
Financial expenses, net	(139)	—		(139)
Income before taxes on income	4,530	(243)		4,287
Taxes on income	1,002	188	(D5)	1,190
Net income	$3,528	$(431)		$3,097

(D1)	Reclassifications from Czech GAAP income statement format presented on the basis of expense classification, to U.S. GAAP income statement format presented on the basis of functional classification;

(D2)	Revenues from fixed price projects as a result of applying the percentage of completion method under contract accounting;

(D3)
Expenses related to changes in work-in-progress as a result of applying the percentage of completion method under contract accounting and provision for loss making projects and other provisions in the aggregate amount of $783 and reclassifications from Czech GAAP into U.S. GAAP income statement format (see note D1 above) in the amount of $24,569;

(D4)
Expenses related to decrease in other provisions in the amount of $47, reclassification of provision for tax positions to taxes on income in the amount of $312 and reclassifications from Czech GAAP into U.S. GAAP income statement format (see note D1 above) in the amount of $26,297;

(D5)	Expenses related to provision for tax positions in the amount of $312 offset by change in deferred taxes in the amount of $124.

(E)	Reflects our unaudited condensed consolidated statement of income for the nine months ended September 30, 2008.

(F)
Reflects the unaudited condensed statement of income of Logos for the nine months ended September 30, 2008. The results of operations of Logos for the three months ended March 31, 2008 are also reported as part of the pro forma statement of income for the year ended December 31, 2007 since the fiscal year of Logos ends on March 31st.

(G)
To reflect the purchase price of 502,800,000 Czech Crowns, or approximately $29.2 million, paid in cash at the closing, and additional related acquisition costs of approximately $0.5 million. The purchase price was allocated to the assets acquired and liabilities assumed based on their relative fair values as of the acquisition date, as follows:

Tangible net assets	$5,563
Acquired fixed price contracts	(646)
Customer relations	12,809
Backlog	1,022
Goodwill	13,689
Deferred tax liability	(2,781)
Total purchase price	$29,656

(H)	To reflect goodwill and other acquired intangibles, in the amount of $13.7 million and $13.8 million, respectively.

(I)	To reflect transaction costs not yet paid, in the amount of approximately $0.2 million.

(J)	To reflect short-term and long-term deferred tax liability related to acquired intangibles, in the amounts of $1.1 million and $1.7 million, respectively.

(K)	To reflect fair value of acquired fixed price contracts in the amount of $0.6 million.

(L)	To reflect elimination of stockholders’ equity of Logos in consolidation.

(M)
To reflect amortization of acquired customer relations and backlog over their respective useful lives of five and two years, respectively. Amortization is done in a manner that reflects the pattern in which economic benefits of acquired customer relations and backlog are consumed.

(N)
To reflect incremental interest expense on short-term and long-term borrowings obtained for the purpose of financing the acquisition in the aggregate amount of approximately $29 million outstanding on the balance sheet of Ness as of September 30, 2008.

(O)
To reflect income tax benefit related to amortization of acquired intangibles and interest expenses related to short-term and long-term borrowings obtained for the purpose of financing the acquisition.